EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Cash Dividend

BETHESDA, Md., Sept. 25, 2019 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company for EagleBank, today announced a cash dividend for the third quarter of 2019, in the amount of $0.22 per share. The cash dividend will be payable on October 31, 2019 to shareholders of record on October 15, 2019.

“We are pleased to announce the continuation of a quarterly cash dividend payment to shareholders,” noted Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. Ms. Riel continued, “We expect that our sustained profitability will enable us to provide shareholders with a tangible return in the form of quarterly cash dividends, and believe that such action is prudent, given the rate of continued capital accumulation at the Company.”

Ms. Riel added, “The Company’s capital planning and policies are extensive and receive much attention by the Company’s Board of Directors. The decision to continue with a quarterly cash dividend is consistent with those policies.”

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Caution About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein.  Readers are cautioned against placing undue reliance on any such forward-looking statements.  For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.

EagleBank Contact
Michael T. Flynn
301.986.1800